Exhibit 99.1

Tecnoglass Reports Third Quarter 2020 Results

- Reports Net Income of $8.3 Million and Adjusted Net Income of $12.7 million, or $0.28 Per Diluted Share –

- Increases Adjusted EBITDA1 by 19% Year-Over-Year to a Record $28.5 Million at a Margin of 27.5% -

- Produces Cash Flow From Operations Approximating 71% of Adjusted EBITDA Year-to-Date -

- New $300 Million Credit Facility to Reduce Weighted Average Interest Rate by More than Half -

- Provides Full Year 2020 Outlook for Adjusted EBITDA of $95 Million to $100 Million -

Third Quarter 2020 Highlights

●	Total revenues of $103.3 million, with 3.1% growth in U.S. revenues

●	Adjusted net income[1] of $12.7 million, or $0.28 per diluted share

●	Gross margin improved 580 basis points year-over-year to 38.8%

●	Adjusted EBITDA[1] of $28.5 million, representing 27.5% of total revenues

●	Cash flow from operations of $26.2 million brings year to date total to $51.0 million

●	Expanded backlog up slightly year-over-year to $536 million

●	Declared a $0.0275 per share cash dividend

●	In November 2020, announced a new $300 million credit facility, expanding the Company’s borrowing capacity, significantly reducing its cost of capital, lowering cash interest expense by an estimated $11 million annually, and extending debt maturities to 2025

BARRANQUILLA, Colombia – November 6, 2020 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global residential and commercial construction industries, today reported financial results for the third quarter ended September 30, 2020.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “I could not be more thrilled with the truly outstanding performance of our Company, delivering record year-to-date Adjusted EBITDA of $72.1 million and a solid 500 basis point improvement in Adjusted EBITDA margin year-over-year, all while retaining our entire workforce. The strength of our business carried into the third quarter, demonstrated by record quarterly gross profit, adjusted EBITDA1 and operating cash flow. Our ability to innovate, adapt and excel allowed us to increase our U.S. revenues, led by growth in single family housing, one of our strongest growth channels. Operationally, we continue to reap the benefits of our previously completed high return automation initiatives, contributing to the expansion of our industry-leading margins, improved cash generation and a quarter end net debt to LTM Adjusted EBITDA ratio below 2.0 times.”

José Manuel Daes continued, “We are extremely pleased that our consortium of mostly U.S. and European based lenders have recognized our record of success, as well as the benefits of our strategically located and vertically-integrated operations. This is reflected in our new $300 million credit facility underwritten on what we believe to be terms comparable to or better than many publicly traded U.S. companies of similar size. For Tecnoglass, 2020 has been a milestone year on many fronts thus far and we plan to continue creating additional value in our business.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our third quarter results reflect a continued recovery in the U.S., particularly in residential, and overall strong demand for our best-in-class architectural glass products. We recently introduced a new product for homebuilders that should help us further expand our addressable market in single family housing beyond renovation projects and outside of hurricane prone markets. Overall market share gains and successful expansion into new U.S. geographies are allowing us to produce growth in a complex environment. As we move to the end of 2020, we are excited by the momentum in our business. We believe our innovative product portfolio, strong industry relationships and structural competitive advantages position us to continue growing faster than our end markets into 2021 and beyond.”

Third Quarter 2020 Results

Total revenues for the third quarter of 2020 were $103.3 million compared to $108.5 million in the prior year quarter. U.S. revenues of $95.7 million, which represented 93% of total revenues, grew 3.1% compared to $92.8 million in the prior year quarter, primarily driven by strong growth in residential activity. The contribution of U.S. revenue growth to total revenues was more than offset by lower revenue from Colombia and other Latin American regions, primarily attributable to delayed activity at many customer job sites due to COVID-19 related factors. Changes in foreign currency exchange rates had an adverse impact of $0.9 million on Colombia and total revenues in the quarter.

Gross profit for the third quarter of 2020 grew 12.3% to $40.1 million, representing a 38.8% gross margin, compared to gross profit of $35.7 million, representing a 33.0% gross margin in the prior year quarter. The 580 basis point improvement in gross margin mainly reflected lower raw material costs, greater operating efficiencies from prior automation initiatives, and a higher mix of revenue from manufacturing versus installation activity. Selling, general and administrative expense (“SG&A”) was $19.9 million compared to $20.2 million in the prior year quarter, primarily attributable to lower variable expenses related to shipping, commissions, and other personnel expenses as well as tight cost controls. As a percent of total revenues, SG&A was 19.3% compared to 18.6% in the prior year quarter due to lower revenues.

Net income was $8.3 million, or $0.18 per diluted share, in the third quarter of 2020 compared to net loss of $1.3 million, or $0.03 loss per diluted share, in the prior year quarter, including an after-tax non-cash foreign exchange transaction loss of $3.1 million in the third quarter 2020 and a $12.0 million loss in the third quarter 2019. As previously disclosed, these gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $12.7 million, or $0.28 per diluted share, in the third quarter of 2020 compared to adjusted a net income of $8.3 million, or $0.18 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $28.5 million, or 27.5% of total revenues in the third quarter of 2020, compared to $24.0 million, or 22.1% of revenues, in the prior year quarter. The increase was driven by stronger gross margin. Adjusted EBITDA1 in the third quarter 2020 included $0.7 million in contribution from the Company’s joint venture with Saint-Gobain, compared to $0.9 million in the prior year quarter.

Dividend

The Company declared a quarterly cash dividend of $0.0275 per share for the third quarter of 2020, which was paid on October 30, 2020 to shareholders of record as of the close of business on September 30, 2020.

Balance Sheet & Liquidity

On November 2, 2020, Tecnoglass announced a new $300 million Senior Secured Credit Facility, consisting of a $250 million delayed draw term loan and a $50 million committed revolving credit facility, with a maturity date in 2025. The new facility has an initial interest rate spread of 3.00%, which the Company expects to decrease to a spread of 2.75% in April 2021.

The Company intends to use the net proceeds to repay all outstanding borrowings under its previous credit facilities. On a pro forma basis giving effect to the addition of the new facility and pay down of previous facilities, the Company had total liquidity of approximately $130 million, including cash of $69.5 million and availability under its revolving credit facilities of $60.5 million.

The Company’s existing $210 million unsecured senior notes, which bear interest at a rate of 8.2% and mature in 2022, are expected to be redeemed in full following a step down in redemption price at the end of January 2021. Upon redemption of the senior notes, annualized savings on cash interest expense are expected to approximate $11 million annually.

Business Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Positive trends in our business have continued into the fourth quarter, with single-family residential representing a growing share of our revenues. Based on our current invoicing schedule and underlying market demand, we are providing a full year 2020 Adjusted EBITDA outlook of $95 million to $100 million. At the midpoint, this outlook implies Adjusted EBITDA growth of approximately 6% for the full year and 18% for the fourth quarter on a year-over-year basis. We expect revenue in the fourth quarter to be comparable to the prior year quarter, with a higher mix of product revenue versus installation revenue. Furthermore, we expect stronger demand in the U.S. to offset the slower recovery in Latin American markets.”

Webcast and Conference Call

Management will host a webcast and conference call on Friday, November 6, 2020 at 10:00 a.m. eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. Due to potential extended wait times to access the conference call via dial-in, the Company encourages use of the webcast. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-705-6003 (domestic) or 1-201-493-6725 (international). Upon dialing in, please request to join the Tecnoglass Third Quarter 2020 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13712052.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state- of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 1000 customers in North, Central and South America, with the United States accounting for more than 80% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$69,431	$47,862
Investments	1,684	2,304
Trade accounts receivable, net	87,794	110,558
Due from related parties	8,667	8,057
Inventories	73,763	82,714
Contract assets – current portion	28,416	42,014
Other current assets	12,171	29,340
Total current assets	$281,926	$322,849
Long-term assets:
Property, plant and equipment, net	$134,643	$154,609
Deferred income taxes	11,681	4,595
Contract assets – non-current	7,814	7,059
Due from related parties - long term	726	1,786
Long-term trade accounts receivable	1,101	-
Intangible assets	5,323	6,703
Goodwill	23,561	23,561
Long-term investments	46,385	45,596
Other long-term assets	2,914	2,910
Total long-term assets	234,148	246,819
Total assets	$516,074	$569,668
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$174	$16,084
Trade accounts payable and accrued expenses	46,605	61,878
Accrued interest expense	2,911	7,645
Due to related parties	4,056	4,415
Dividends payable	1,309	67
Contract liability – current portion	18,381	12,459
Due to equity partners	10,900	10,900
Other current liabilities	14,355	15,563
Total current liabilities	$98,691	$129,011
Long-term liabilities:
Deferred income taxes	$447	$411
Long-term payable associated to GM&P acquisition	-	8,500
Long-term liabilities from related parties	639	622
Contract liability – non-current	883	187
Long-term debt	246,206	243,727
Total long-term liabilities	248,175	253,447
Total liabilities	$346,866	$382,458
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2020 and December 31, 2019 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,117,631 and 46,117,631 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	5	5
Legal Reserves	2,273	1,367
Additional paid-in capital	208,390	208,283
Retained earnings	17,181	16,213
Accumulated other comprehensive (loss)	(59,150)	(39,264)
Shareholders’ equity attributable to controlling interest	168,699	186,604
Shareholders’ equity attributable to non-controlling interest	509	606
Total shareholders’ equity	169,208	187,210
Total liabilities and shareholders’ equity	$516,074	$569,668

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating revenues:
External customers	$102,980	$106,741	$270,676	$323,808
Related parties	329	1,729	1,873	5,713
Total operating revenues	103,309	108,470	272,549	329,521
Cost of sales	63,188	72,729	170,205	223,051
Gross profit	40,121	35,741	102,344	106,470
Operating expenses:
Selling expense	(10,534)	(11,334)	(29,163)	(32,115)
General and administrative expense	(9,381)	(8,855)	(24,601)	(26,303)
Total operating expenses	(19,915)	(20,189)	(53,764)	(58,418)
Operating income	20,206	15,552	48,580	48,052
Non-operating income (expenses), net	(138)	450	(232)	1,078
Equity method (loss) income	695	295	789	273
Foreign currency transactions gains(losses)	(3,066)	(12,006)	(22,223)	(9,921)
Interest expense and deferred cost of financing	(6,147)	(5,876)	(17,236)	(17,220)
Income (Loss) before taxes	11,550	(1,585)	9,678	22,262
Income tax provision	(3,279)	266	(4,021)	(8,590)
Net income (loss)	$8,271	$(1,319)	$5,657	$13,672
Loss (Income) attributable to non-controlling interest	52	144	97	(30)
Income (Loss) attributable to parent	$8,323	$(1,175)	$5,754	$13,642
Comprehensive income:
Net income (loss)	$8,271	$(1,319)	$5,657	$13,672
Foreign currency translation adjustments	(4,024)	(8,486)	(18,945)	(8,768)
Change in fair value derivative contracts	506	(941)	(941)	(941)
Total comprehensive income (loss)	$4,753	$(10,746)	$(14,229)	$3,963
Comprehensive loss (income) attributable to non-controlling interest	52	144	97	(30)
Total comprehensive income (loss) attributable to parent	$4,805	$(10,602)	$(14,132)	$3,933
Basic income (loss) per share	$0.18	$(0.03)	$0.12	$0.31
Diluted income (loss) per share	$0.18	$(0.03)	$0.12	$0.31
Basic weighted average common shares outstanding	46,117,631	46,291,032	46,117,631	44,395,504
Diluted weighted average common shares outstanding	46,117,631	46,291,032	46,117,631	44,395,504

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$5,657	$13,672
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Provision for bad debts	1,035	1,046
Depreciation and amortization	15,421	17,189
Deferred income taxes	(7,612)	(5,140)
Equity method (loss) income	(789)	(273)
Deferred cost of financing	1,306	1,213
Other non-cash adjustments	158	41
Unrealized currency translation losses (gains)	24,197	13,812
Changes in operating assets and liabilities:
Trade accounts receivables	6,353	(29,779)
Inventories	(5,127)	3,939
Prepaid expenses	(686)	(3,013)
Other assets	12,455	(4,829)
Trade accounts payable and accrued expenses	(14,612)	3,576
Accrued interest expense	(4,678)	(4,362)
Taxes payable	(569)	3,645
Labor liabilities	5	626
Contract assets and liabilities	18,851	(5,099)
Related parties	(341)	2,965
CASH PROVIDED BY OPERATING ACTIVITIES	$51,024	$9,228
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	470	997
Joint Venture investment	-	(34,100)
Purchase of investments	(189)	(1,172)
Acquisition of property and equipment	(13,732)	(19,887)
CASH USED IN INVESTING ACTIVITIES	$(13,451)	$(54,163)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(2,533)	(3,714)
Proceeds from equity offering		36,478
Proceeds from debt	17,747	69,059
Repayments of debt	(30,453)	(47,168)
CASH PROVIDED BY FINANCING ACTIVITIES	$(15,239)	$54,655
Effect of exchange rate changes on cash and cash equivalents	$(765)	$(1,022)
NET INCREASE IN CASH	21,569	8,699
CASH - Beginning of period	47,862	33,040
CASH - End of period	$69,431	$41,739
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$18,650	$19,206
Income Tax	$8,318	$11,090
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$919	$1,667

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended
	Sept 30,
	2020	2019	% Change
Revenues by Region
United States	95,680	92,848	3.0%
Colombia	5,650	13,037	-56.7%
Other Countries	1,979	2,586	-23.5%
Total Revenues by Region	103,309	108,470	-4.8%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	Sept 30,
	2020	2019	% Change

Total Revenues with Foreign Currency Held Neutral	104,161	108,470	-4.0%
Impact of changes in foreign currency	(853)	-
Total Revenues, As Reported	103,309	108,470	-4.8%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Nine months ended
	Sept 30,		Sept 30,
	2020	2019	2020	2019

Net (loss) income	8,271	(1,319)	5,657	13,672
Less: Income (loss) attributable to non-controlling interest	52	144	97	(30)
(Loss) Income attributable to parent	8,323	(1,175)	5,754	13,642
Foreign currency transactions losses (gains)	3,678	12,006	24,193	9,921
Deferred cost of financing	1,283	405	2,231	1,213
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1,073	963	2,900	2,388
Joint Venture VA (Saint Gobain) adjustments	389	490	1,408	763
Tax impact of adjustments at statutory rate	-2,055	(4,436)	-9,809	(4,571)
Adjusted net (loss) income	12,691	8,253	26,678	23,356

Basic income (loss) per share	0.18	(0.03)	0.12	0.31
Diluted income (loss) per share	0.18	(0.03)	0.12	0.31
Diluted Adjusted net income (loss) per share	0.28	0.18	0.58	0.53

Diluted Weighted Average Common Shares Outstanding in thousands	46,118	45,519	46,118	43,793
Basic weighted average common shares outstanding in thousands	46,118	45,519	46,118	43,793
Diluted weighted average common shares outstanding in thousands	46,118	45,519	16,118	43,793

	Three months ended		Nine months ended
	Sept 30,		Sept 30,
	2020	2019	2020	2019

Net (loss) income	8,271	(1,319)	5,657	13,672
Less: Income (loss) attributable to non-controlling interest	52	144	97	(30)
(Loss) Income attributable to parent	8,323	(1,175)	5,754	13,642
Interest expense and deferred cost of financing	6,147	5,876	17,236	17,220
Income tax (benefit) provision	3,279	(266)	4,021	8,590
Depreciation & amortization	5,214	5,631	15,420	17,189
Foreign currency transactions losses (gains)	3,678	12,006	24,193	9,921
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1,073	963	2,900	2,388
Joint Venture VA (Saint Gobain) EBITDA adjustments	742	929	2,610	1,902
Adjusted EBITDA	28,456	23,964	72,134	70,852